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Exhibit 99(h)(2)

MARKETING AND SALES AGREEMENT

        THIS MARKETING AND SALES AGREEMENT (the "Agreement") dated as of April 23, 2007 (the "Effective Date") is by and between RMR Advisors, Inc. ("RMR"), an SEC registered investment adviser incorporated in Massachusetts, Foreside Fund Services, LLC ("FFS"), a Delaware limited liability company and Foreside Advisory Network, LLC ("FAN"), a Delaware limited liability company (collectively, the "Parties"). FAN and FFS are sometimes referred to herein collectively as "Foreside". Definitions for terms not defined herein are found in Schedule C hereto.

        WHEREAS, RMR is engaged in the business of providing investment advisory and portfolio management services to its clients, including the RMR Asia Real Estate Fund (the "Fund"); and

        WHEREAS, Foreside desires to be appointed by RMR to provide wholesale marketing and marketing consulting services with regard to the RMR Asia Real Estate Fund, a registered investment company for which RMR serves as investment adviser;

        NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.
APPOINTMENT

        RMR hereby appoints Foreside to provide certain wholesale marketing and marketing consulting services with regard to the Fund for the period and on the terms set forth in this Agreement and Foreside hereby accepts such appointment and, in connection with such appointment, agrees to provide such services on the terms and conditions set forth in this Agreement, subject to applicable laws.

2.
FORESIDE SERVICES AND DUTIES

(i)
Subject to the provisions of Section 4 below, Foreside shall market the RMR Asia Real Estate Fund to Financial Intermediaries utilizing in person, written, electronic or telephonic communication with a view to providing information regarding, and increasing the Financial Intermediaries' awareness of the Fund with the ultimate goal of having the Financial Intermediary execute Qualifying Purchase Transactions in Fund shares on behalf of their customers. Such communications shall be subject to review and approval of RMR and the Fund's Lead Principal Underwriter, and RMR and/or the Lead Principal Underwriter shall be responsible for filing all marketing materials with the Securities and Exchange Commission (the "Commission") and self-regulatory organizations.

(ii)
Foreside and its Wholesalers shall comply with all applicable laws, rules and regulations of regulatory authorities (including self-regulatory organizations) having jurisdiction over the activities contemplated by the Agreement, and shall fully comply with all policies and procedures of the Fund provided in writing to Foreside pursuant to this Agreement.

(iii)
Foreside will provide to RMR all relevant wholesaler activity reporting.

(iv)
In performing Marketing Services with respect to the Fund, no Wholesaler retained by Foreside shall make any representations concerning or provide any information regarding the Fund, except those contained in the Fund's Preliminary Prospectus and Statement of Additional Information ("SAl") filed with the Commission and printed information issued by the Fund as advertising or information supplemental to the Prospectus.

(v)
Foreside shall not, nor shall any Wholesaler retained by Foreside, use any materials whatsoever relating to the Fund, including but without limitation, written, electronic, audio or visual sales materials, unless approved in writing by an authorized RMR officer and the Lead Principal Underwriter.

  (vi)
  Foreside shall promptly notify RMR of any oral or written Fund shareholder complaint received by, or notice of any regulatory investigation or proceeding brought against, Foreside or any of their Wholesalers the scope of which includes any activities undertaken or similar to those undertaken in connection with this Agreement.

3.
DUTIES OF THE PARTIES; DELIVERY OF DOCUMENTS

(i)
The Parties, and the Wholesalers on behalf of Foreside, shall perform all duties set forth herein in compliance with all applicable laws and any exemptions thereof (including state and federal securities laws) as well as the laws, rules, and/or regulations of the securities exchanges and all other governmental, regulatory and self-regulatory authorities and organizations having jurisdiction over them. Without limiting the foregoing, the Parties agree to cooperate with one another in marketing the Fund.

(ii)
Contemporaneous with the effective date of this Agreement, RMR shall deliver to Foreside copies of the following documents:

a.
the Preliminary Prospectus and SAI for the Fund as filed with the Commission;

b.
marketing materials approved by RMR and the Lead Underwriter and authorized for use by Foreside;

c.
any relevant policies and procedures adopted by RMR or the Fund or its service providers that are applicable to the services provided by Foreside; and

d.
any other documents, materials or information that Foreside shall reasonably request to enable it to perform its duties pursuant to this Agreement.

(iii)
RMR shall deliver to Foreside as soon as is reasonably practical any and all amendments to the documents required to be delivered under Section 3(ii).

(iv)
In the event there is a change in the law, rules or regulations related to or affecting the services provided under this Agreement, Foreside shall begin complying with the requirements thereof as soon as such change is effective or enforceable. If such requirements are materially different or more burdensome than the current requirements, the Parties shall agree to mutually acceptable policies and procedures for such requirements.

4.
COMPENSATION

        In payment for the services to be rendered hereunder, RMR shall compensate FFS through the Fund's Lead Principal Underwriter on Qualifying Purchase Transactions that take place during the term of this Agreement in the following manner:

  (i)
  An Initial Fee of $50,000 payable upon execution of the agreement.

  (ii)
  A $50,000 payment if the Fund successfully completes a public offering.

  (iii)
  Upon the closing of the Fund's initial public offering a calculation of the total assets raised will be made comprised of all Qualifying Purchase Transactions. This Total will be subject to payment to Foreside under the following schedule:

  a.
  Zero to Fifty Million dollars (0-$50,000,000.00 USD): 5 Basis Points (.0005)

  b.
  Fifty Million to One Hundred Million dollars ($50,000,000.00 to $100,000,000.00 USD): 30 Basis Points (.003).

  c.
  One Hundred Million to One Hundred Fifty Million dollars ($100,000,000.00 to $150,000,000.00 USD): 50 Basis Points (.005).

  d.
  One Hundred Fifty Million to Two Hundred Fifty Million dollars ($150,000,000.00 to $250,000,000.00 USD): 65 Basis Points (.0065).

    e.
    Over Two Hundred Fifty Million dollars ($250,000,000.00 USD): 80 Basis Points (.008).

    Payment of amounts due under sections (ii) and (iii) shall be due two business days after the closing.

5.
TERMS AND TERMINATION

(i)
The term of this Agreement shall be from the Effective Date until the earlier of (i) the date of the closing of the Fund's initial public offering or (ii) the date on which RMR determines, in its sole discretion, to terminate the marketing of the Fund.

(ii)
Each Party upon written notice to the other Party(s) may terminate this Agreement for cause, which shall mean any violation by the other Party of applicable laws, any material breach of this Agreement by such other Party, or any willful misconduct of a Party upon the giving of (10) business days written notice of such termination, unless such violation, breach or misconduct has been cured within such ten (10) day period. Upon effectiveness of termination, Foreside shall immediately cease to perform any services hereunder and shall not be authorized to act on RMR's behalf in any way, unless directed otherwise by RMR.

(iii)
NONDISPARAGEMENT. In the event that RMR and Foreside cease working together, both shall agree not to disparage the other, either verbally or in writing.

(iv)
Notwithstanding the Term of this Agreement, pursuant to Section 5 the provisions of Sections 4, 5, 7 and 12 shall survive such termination, provided that provisions of Section 4 shall not survive upon a termination of Foreside by RMR for cause, which has not been cured pursuant to paragraph (ii) above.

6.
EXPENSES

        Except as expressly set forth below or otherwise agreed to by the Parties, each of the Parties shall bear their own expenses in connection with this engagement. RMR will provide to Foreside any and all documents relating to the Fund relevant to the services to be provided herein as set forth in Section 3 hereof, and will pay the costs of producing such materials. RMR will pay all approved meeting expenses associated with promotion of the Fund. RMR will pay travel expenses for the RMR and Macarthur Cook representatives assisting in the promotion of the Fund. Commercially reasonable best efforts will be made by both parties to coordinate activities to minimize costs.

7.
CONFIDENTIALITY

(i)
Each Party (for purposes of this Section 7, a "Receiving Party") agrees to keep confidential all information disclosed by the other Party(s) (for purposes of this Section 7, a "Disclosing Party"), including, without limitation, all forms and types of financial, business, marketing, operations, technical, economic and engineering information of the Disclosing Party, whether tangible or intangible (collectively, "Confidential Information").

(ii)
Notwithstanding any provision of this Agreement to the contrary, the Parties agree that the following information shall not be deemed Confidential Information:

a.
information that was known to the Receiving Party before receipt thereof from or on behalf of the Disclosing Party;

b.
information that is disclosed to the Receiving Party by a third person who has a right to make such disclosure without any obligation of confidentiality to the Party seeking to enforce its rights under this Section 7;

c.
information that is or becomes generally known in the trade without violation of this Agreement by the Receiving Party; or

d.
information that is independently developed by the Receiving Party or its employees or affiliates without reference to the Disclosing Party's information.

  (iii)
  Notwithstanding any provision of this Agreement to the contrary, Foreside may:

  a.
  provide information to Foreside's counsel and to persons engaged by Foreside or RMR to provide services as described herein;

  b.
  provide information consistent with the policies or procedures that are customary with respect to similar services in the mutual fund industry;

  c.
  identify RMR as a client of Foreside for Foreside's sales and marketing purposes; and

  d.
  provide information as approved by an authorized person of RMR, provided that (i) such approval shall not be unreasonably withheld or delayed, and (ii) Foreside may release information without approval of RMR if Foreside is advised by counsel to Foreside or RMR that failure to do so without first obtaining the approval set forth in clause (i) hereof will result in liability to Foreside; and provided, further, that, in such event Foreside shall endeavor promptly to advise RMR of such advice, to the extent practicable in advance of any actual release of information.

  (iv)
  Notwithstanding any provision of this Agreement to the contrary, RMR may:

  a.
  provide information to RMR's counsel and to persons engaged by RMR or Foreside to provide services as described herein;

  b.
  provide information consistent with the policies or procedures that are customary with respect to similar services in the mutual fund industry;

  c.
  identify Foreside as a wholesaler of the Fund for RMR's sales and marketing purposes; and

  d.
  provide information as approved by an authorized person of Foreside, provided that (i) such approval shall not be unreasonably withheld or delayed, and (ii) RMR may release information without approval of Foreside if RMR is advised by counsel to RMR or Foreside that failure to do so without first obtaining the approval set forth in clause (i) hereof will result in liability to RMR; and provided, further, that, in such event RMR shall endeavor promptly to advise Foreside of such advice, to the extent practicable in advance of any actual release of information.

8.
EXCLUSIVITY

(i)
During the Term of this Agreement RMR shall not, directly or indirectly, engage any other third party (other than members of the Fund's underwriting syndicate) to provide a marketing program with respect to the Fund without the prior written consent of Foreside, which consent may not be unreasonably withheld.

(ii)
During the Term of this Agreement Foreside shall not enter into an agreement to provide services similar to those provided to RMR under this agreement with respect to a registered investment company with a similar investment objective as the Fund as defined by style or category without the prior written consent of RMR, which consent may not be unreasonably withheld.

9.
REPRESENTATIONS AND WARRANTIES BY FFS AND FAN

        FFS and FAN jointly and severally represent and warrant as follows:

  (i)
  FFS is a limited liability company duly organized, validly existing and in good standing under the law of the state of Delaware, with full power and authority to execute, deliver and perform its obligations under this Agreement; and is duly registered or licensed as a broker-dealer under all applicable laws, except where the failure to be licensed or registered will not have a material adverse effect on its ability to conduct its business.

  (ii)
  FAN is a limited liability company duly organized, validly existing and in good standing under the law of the State of Delaware with full power and authority to execute, deliver, and perform its obligations under this Agreement.

  (iii)
  Foreside, and its Wholesalers, have all necessary governmental and regulatory registrations, qualifications, approvals and licenses as may be required to perform its and their obligations under this Agreement.

  (iv)
  The performance of the obligations under this Agreement by Foreside and/or any Wholesaler will not conflict with, violate the terms of, or constitute a default under

  a.
  Foreside organizational documents;

  b.
  any other agreement or instrument to which Foreside or any such Wholesaler is a party or by which Foreside or any such Wholesaler is bound or to which any of the property or assets of Foreside or any such Wholesaler is subject; or

  c.
  any order, rule, law, regulation or other legal requirement applicable to Foreside or any such Wholesaler or to the property or assets of Foreside or any such Wholesaler.

  (v)
  There is neither pending nor threatened any investigation, action, suit, or proceeding relating to or that may adversely affect Foreside or any principal of Foreside or any Wholesaler in a material way or their ability to provide services hereunder before or by any court or other governmental, regulatory, or self-regulatory authority or other body to which it or any such principal thereof or any Wholesaler is a party, or to which any asset of Foreside or any Wholesaler is subject. Neither Foreside nor any principal thereof has received any notice of an investigation relating to matters described in the preceding sentence that may adversely affect Foreside's or any Wholesaler's business in a material way or its or their ability to provide services hereunder.

  (vi)
  Foreside will notify RMR immediately in the event it receives notice or becomes aware of any information that it or any Wholesaler may have violated any applicable federal or state law, rule or regulation arising out of its activities, or which may otherwise affect in any material way its or any Wholesaler's ability to act in accordance with the terms of this Agreement.

  (vii)
  Foreside and its members, managers, agents and employees have the expertise to perform their duties under this Agreement, and they will use commercially reasonable efforts to market the Fund to Financial Intermediaries and to present information about the Fund to Financial Intermediaries in a professional and accurate manner and in no way that is materially misleading.

  (viii)
  The representations and warranties of this Section 9 shall be continuing during the Term of this Agreement, and Foreside shall promptly, and in any event, within five (5) business days, notify RMR if at any time any such representation or warranty shall become inaccurate for any reason.

10.
REPRESENTATIONS AND WARRANTIES BY RMR

        RMR represents and warrants as follows:

  (i)
  RMR is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts with full power and authority to execute, deliver and perform its obligations under this Agreement.

  (ii)
  RMR is duly registered as an investment adviser under the Advisers Act and is also licensed or registered under all state and local laws and regulations that require such licensing or registration in connection with the current business activities of RMR, except where the failure to be licensed or registered will not have an adverse material effect on its ability to conduct its business. RMR is not currently party to any delicensing, deregistration or disciplinary proceeding involving its conduct as an investment adviser, nor to its knowledge the subject of any investigation which might lead to any such proceeding involving its conduct as an investment adviser.

  (iii)
  All materials that have been or will be furnished to Foreside by RMR for the use in sales meetings or in general solicitation of Financial Intermediaries for the performance of Foreside's services and duties as prescribed in Section 2, including without limitation the Preliminary Prospectus and Statement of Additional Information, were and will be current and accurate and in no way materially misleading, comply as to form with the requirements of the federal securities laws and the National Association of Securities Dealers ("NASD")and have been approved by RMR and the Lead Principal Underwriter. All such materials have been filed with Commission and NASD, if required. If Foreside prepares any written material for marketing the Fund to Financial Intermediaries, it shall deliver such material to RMR and the Fund's Lead Principal Underwriter for their written approval before it is used. RMR will make every reasonable effort to approve or disapprove such material within a reasonable period of time.

  (iv)
  The performance of the obligations under this Agreement by RMR will not conflict with, violate the terms of, or constitute a default under

  a.
  RMR's organizational documents;

  b.
  any other agreement or instrument to which RMR is a party or by which RMR is bound or to which any of the property or assets of RMR is subject; or

  c.
  any order, rule, law, regulation or other legal requirement applicable to RMR or to the property or assets of RMR.

  (v)
  There is neither pending nor threatened any investigation, action, suit, or proceeding relating to or that may adversely affect RMR or any principal thereof in a material way before or by any court or other governmental, regulatory, or self-regulatory authority or other body to which RMR or any principal thereof is a party, or to which any asset of RMR is subject. Neither RMR nor any principal thereof has received any notice of an investigation relating to matters described in the preceding sentence that may adversely affect RMR in a material way.

  (vi)
  RMR will notify Foreside immediately in the event it or its employees, agents, officers or directors receives notice of or becomes aware of any information that it may have violated any applicable law, rule or regulation arising out if its activities, or which may otherwise affect in any material way its ability to act in accordance with the terms of this Agreement.

  (vii)
  The representations and warranties of this Section 10 shall be continuing during the Term of this Agreement, and RMR shall promptly, and in any event, within five (5) business days, notify Foreside if at any time any such representation or warranty shall become inaccurate for any reason.

11.
SEVERABILITY AND ENFORCEABILITY

        If any agreement, covenant, warranty or other provision of this Agreement is invalid, illegal or incapable of being enforced by reason of any rule of law or public policy, all other agreements, covenants, warranties, and other provisions of this Agreement shall, nevertheless, remain in full force and effect.

12.
INDEMNITIES

(i)
Each Party to this Agreement ("Indemnitor") agrees to indemnify, defend, and hold the other Party or Parties (the "Indemnitee") harmless against any and all losses, damages, claims, actions, suits, judgments, liabilities, costs and expenses, including reasonable attorney's fees and other reasonable legal expenses (collectively "Losses"), arising out of or in connection with:

a.
the Indemnitor's negligence or willful misconduct;

    b.
    any failure by Indemnitor to comply with applicable laws or regulations in connection with this Agreement; or

    c.
    any material breach of this Agreement by Indemnitor, including Losses asserted against the Indemnitor by the Indemnitee;

    provided that indemnification and defense shall not apply to the extent any such Loss results from the Indemnitee's own negligence, willful misconduct, failure to comply with applicable law, or material breach of this Agreement.

  (ii)
  If any legal proceeding is instituted or any claim is asserted by any third party with respect of which an Indemnitee may seek indemnification from the Indemnitor, the Indemnitee shall (after receipt by it of notice of the commencement of any such legal proceeding or of any such claim) promptly cause written notice of such legal proceeding or claim to be made to the Indemnitor. The Indemnitor may, at its option, settle or defend such proceeding action or claim at its expense provided that any such settlement shall contain a full and final release of Indemnitee without an admission of fault or wrongdoing on the part of Indemnitee. The Indemnitor shall select counsel of its choice, which shall be approved by the Indemnitee and which approval shall not be unreasonably withheld. The Indemnitee shall have the right, at its option and at the expense of the Indemnitor, to separate counsel in such Loss and to participate in the defense thereof, but if the Indemnitor has exercised its option to defend such proceeding action or claim and is providing adequate representation and defense and there is no conflict of interest or additional or inconsistent defense available to the Indemnitee then the fees and expenses of separate counsel shall be at the expense of the Indemnitee. An Indemnitee shall not be liable for the settlement of any proceeding action or claim affected without its participation and consent, which shall not be unreasonably withheld.

  (iii)
  A Party to this Agreement shall not be liable to the other Party(s) for consequential, special or indirect damages under any provision of this Agreement.

13.
WAIVER

        No waiver by any Party of a breach or non-performance of any provision or obligation of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision of this Agreement.

14.
AMENDMENT

        This Agreement is the entire Agreement of the Parties with respect to the subject matter hereof, supersedes all prior agreements and understandings, oral or written, relating to the subject matter hereof, and may not be amended, supplemented, or modified except by written instrument executed by both Parties hereto.

15.
GOVERNING LAW AND BINDING EFFECT

        The validity, construction, interpretation or performance of this Agreement shall be governed by the laws of the Commonwealth of Massachusetts applicable to contracts made and to be wholly performed within that state (excluding the law thereof that governs the application of or reference to the law of any other jurisdiction).

16.
ASSIGNMENT

        This Agreement may not be assigned by any Party without the prior written consent of the other Party(s). This Agreement shall be binding upon and inure to the benefit of the Parties' representatives, successors, heirs, and assigns, as applicable. A change in control shall constitute an assignment.

17.
NOTICES

        All notices or other communications provided for herein shall be in writing and shall be deemed to have been duly given if delivered by personal delivery or overnight commercial courier or by certified or registered first-class mail, postage prepaid, return receipt requested, to the Party entitled to such notice by the other Party to this Agreement. Any notice shall be deemed given on the date it is received by the Party to whom it is addressed. As of the date of this Agreement, all correspondences shall be sent to the following addresses:

If to RMR:

RMR Advisors, Inc.
400 Centre Street
Newton, MA 02458-2076
Attn: Adam Portnoy

If to Foreside:

Foreside Advisory Network, LLC
50 Albany Turnpike
Suite 5032
Canton, CT 06019
Attention: Ryan Johnson

If to Foreside Fund Services, LLC:

Foreside Fund Services, LLC
Two Portland Square
First Floor
Portland, ME 04101
Attention: Chief Compliance Officer

18.
COUNTERPARTS

        This Agreement may be executed by facsimile and in one or more counterparts each of which shall constitute an original but all which taken together shall constitute one and the same document.

[BALANCE OF PAGE LEFT INTENTIONALLY BLANK]

        IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

RMR Advisors, Inc.
By:	/s/ Adam Portnoy

Print Name:	Adam Portnoy

Title:	Vice President

RMR Advisors, Inc. 400 Centre Street Newton, MA 02458-2076 Attn: Adam Portnoy
Foreside Advisory Network, LLC
By:	/s/ Ryan Johnson

Print Name:	Ryan Johnson

Title:	President

Address:	Foreside Advisory Network, LLC 50 Albany Turnpike Suite 5032 Canton, CT 06019
Foreside Fund Services, LLC
By:	/s/ Richard J. Berthy

Print Name:	Richard J. Berthy

Title:	Vice President

Address:	Foreside Fund Services, LLC Attention: Chief Compliance Officer Two Portland Square First Floor Portland, ME 04101

Schedule C: Defined Terms

Advisers Act	The Investment Advisers Act of 1940, as amended.
Financial Intermediaries	Entities including, but not limited to, broker-dealers and investment advisers that make investments in the Fund on behalf of their customers.
Marketing Services	Services provided to support the marketing of the Fund.
Qualifying Purchase Transaction	Assets raised on behalf of the Fund during the offering period, excluding assets contributed by affiliated persons of the Fund.
Wholesaler	Qualified individual retained by Foreside Advisory Network, LLC. in order to promote the Fund to Financial Intermediaries.

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MARKETING AND SALES AGREEMENT